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                                                                     EXHIBIT 3.1

                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          MEMORY PHARMACEUTICALS CORP.

                  (Pursuant to Sections 228, 242 and 245 of the
                General Corporation Law of the State of Delaware)

         Memory Pharmaceuticals Corp., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 19, 1997 under its current name.

         SECOND: The Second Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and the stockholders of the Corporation.

         THIRD: The Second Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto as is hereby incorporated herein by this reference.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate this 8th day of September, 2003.

                                              MEMORY PHARMACEUTICALS CORP.

                                              By: /s/ Axel J. Unterbeck
                                                  ------------------------------
                                                  Name: Axel J. Unterbeck, Ph.D.
                                                  Title: President

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                                                                       Exhibit A

            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          MEMORY PHARMACEUTICALS CORP.

         FIRST: The name of the Corporation (hereinafter referred to as the "Corporation") is Memory Pharmaceuticals Corp.

         SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centreville Road, Suite 400, City of Wilmington 19808, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute.

         FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue shall be 92,493,908 shares, consisting of 53,276,000 shares of Common Stock, par value $.001 per share (the "Common Stock") and 39,217,908 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"). One million (1,000,000) shares of Preferred Stock are designated Series A Convertible Preferred Stock ("Series A Preferred"). Six million one hundred fifty thousand (6,150,000) shares of Preferred Stock are designated Series B Convertible Preferred Stock ("Series B Preferred"). Ten million (10,000,000) shares of Preferred Stock are designated Series C Convertible Preferred Stock ("Series C Preferred"). Nineteen million two hundred ninety thousand one hundred thirty (19,290,130) shares of Preferred Stock are designated Series D Convertible Preferred Stock ("Series D Preferred"). Two million seven hundred seventy-seven thousand seven hundred seventy-eight (2,777,778) shares of Preferred Stock are designated Series Roche Convertible Preferred Stock ("Series Roche Preferred").

         FIFTH: The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

         The relative powers, designations, preferences, special rights, privileges, qualifications, limitations, restrictions and other matters relating to such Common Stock and the Preferred Stock are as set forth below in this Article FIFTH.

         A. Common Stock.

                  1. General. The voting, dividend and liquidation and other rights of the holders of the Common Stock are subject to and qualified by the rights of the holders

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of Preferred Stock, if any.

                  2. Voting. The holders of the Common Stock are entitled to one vote for each share held. There shall be no cumulative voting.

                  3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in their sole discretion, subject to provisions of law, any provision of this Second Amended and Restated Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

                  4. Liquidation. Upon the dissolution or liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive pro rata all assets of the Corporation, available for distribution to its stockholders, subject, however, to the liquidation rights of the holders of Preferred Stock authorized and issued hereunder.

         B. Preferred Stock.

         The Board of Directors is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by this Second Amended and Restated Certificate of Incorporation, as amended from time to time, and to determine with respect to each such series the number of shares in such series, the voting powers, if any (which voting powers if granted may be full or limited), designations, powers, preferences, qualifications, limitations, restrictions and the relative, participating, optional or other special rights, if any, appertaining thereto including, without limiting the generality of the foregoing, the voting rights appertaining to shares of Preferred Stock of any series (which may be one vote per share or a fraction or multiple of a vote per share, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, and the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class of capital stock (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable).

         1.       Liquidation Rights.

                  (a) Treatment at Liquidation, Dissolution or Winding Up.

                           (i) Except as otherwise provided in Section l(b) of this Section 1, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock shall be entitled to be paid first out of the

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                  assets of the Corporation available for distribution to
                  holders of the Corporation's capital stock of all classes, before a payment or distribution of any of such assets to the holders of any other class or series of the Corporation's capital stock designated to be junior to the Preferred Stock,
                  (A) an amount per share equal to $1.00 per share for each of the Series A Preferred, an amount per share equal to $1.75 per share for each of the Series B Preferred, an amount per share equal to $2.50 per share for each of the Series C Preferred, an amount per share equal to $2.15 per share for each of the Series D Preferred, and an amount per share equal to $3.60 per share for each share of Series Roche Preferred (each of which amounts shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Preferred Stock and, as so adjusted from time to time, is hereinafter referred to as the "Applicable Base Liquidation Price"), plus (B) with respect to the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series Roche Preferred, full payment of all dividends accrued, or declared but unpaid, to and including the date of distribution with respect to such liquidation, dissolution or winding up.

                           (ii) Following payment in full to the holders of Preferred Stock of all amounts distributable to them under Section l(a)(i) hereof, the remaining assets of the Corporation available for distribution to holders of the Corporation's capital stock shall be distributed on a pro rata basis among (A) the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series Roche Preferred on an as converted basis and (B) the holders of the Common Stock.

                           (iii) If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Preferred Stock of all amounts distributable to them under Section l(a)(i) hereof, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Preferred Stock in proportion to the respective amounts they would be entitled to receive if the assets of the Corporation were sufficient to permit the payment in full of all amounts distributable to them under Section l(a)(i) hereof.

                  (b) Treatment of Reorganizations, Consolidations, Mergers and Sales of Assets. Except as otherwise provided in Subsection 2(d)(viii) of this Section B, a Reorganization (as defined in said Subsection 2(d)(viii)) shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 1, provided, however, that the holders of at least a majority in voting power of the outstanding shares of the Preferred Stock voting together as a single class upon the occurrence of a Reorganization shall have the option to elect the benefits of said Subsection 2(d)(viii) hereof for the Preferred Stock in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this
Section 1. The provisions of this Subsection l(b) shall not apply to any reorganization, merger or consolidation (1)

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involving an acquisition of another corporation in which the Corporation is substantively the surviving corporation and operates as a going concern, and the other corporation is incorporated in the United States of America and is engaged in a business similar to or related to the business of the Corporation, and which does not involve a change in the terms of the Preferred Stock or of the Common Stock, (2) involving only a change in the state of incorporation of the Corporation, or (3) involving a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation which is incorporated in the United States of America.

                  (c) Distributions other than Cash. Whenever the distribution provided for in this Section 1 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

         2. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert: Conversion Price. Each share of Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Applicable Base Liquidation Price by the Applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Applicable Conversion Price for purposes of calculating the number of shares of Common Stock deliverable upon conversion without the payment of any additional consideration by the holders of Series A Preferred shall initially be $1.00, by the holders of Series B Preferred shall initially be $1.75, by the holders of Series C Preferred shall initially be $2.50, by the holders of Series D Preferred shall initially be $2.15, and by the holders of Series Roche Preferred shall initially be $3.60 (in each case, the "Applicable Conversion Price"). Such initial Applicable Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which a specific series of Preferred Stock is convertible, as hereinafter provided.

                  (b) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. No fractional shares of Common Stock shall be issued upon conversion of any shares of Preferred Stock. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Applicable Conversion Price. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been

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

made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (c)      Automatic Conversion.

                           (i)      Each share of Preferred Stock shall
                  automatically be converted into shares of Common Stock at the then effective Applicable Conversion Price upon:

                                    (A)      The closing of a firm commitment
                  underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an initial public offering price per share of not less than $4.00 if such closing occurs within six (6) months of the date on which shares of Series D Preferred were first issued ("Series D Preferred First Issuance"), $5.45 if such closing occurs after six (6) months from and within eighteen (18) months of the Series D Preferred First Issuance, $7.90 if such closing occurs after eighteen (18) months from and within thirty (30) months of the Series D Preferred First Issuance, and $11.40 if such closing occurs after thirty (30) months from the Series D Preferred First Issuance (in each case such dollar amount being subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common Stock) with net proceeds to the Corporation of not less than $50,000,000 (a "Qualified Initial Public Offering"); or

                                    (B)      In the event that less than
                  3,000,000 (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common Stock) shares of Preferred Stock remain outstanding.

                           (ii) Upon the occurrence of an event specified in Subsection 2(c)(i) of this Section 2(c), all shares of Preferred Stock shall be converted automatically without any further action by any holder of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or the transfer agent for the Preferred Stock, as applicable; provided, however, that the Corporation shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock into which such shares of Preferred Stock were convertible unless the certificate or certificates representing such shares of Preferred Stock being converted are either delivered to the Corporation or the transfer agent of the Preferred Stock, or the holder notifies the Corporation or such transfer agent that such certificate or certificates have been lost, stolen, or destroyed and executes and delivers an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity.

                           (iii) Upon the automatic conversion of Preferred Stock, each holder of Preferred Stock shall surrender the certificate or certificates representing such holder's shares of Preferred Stock at the office of the Corporation or of the transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in such holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. No fractional shares of Common Stock shall be issued upon the automatic conversion of Preferred Stock. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Applicable Conversion Price.

                  (d)      Adjustments to Conversion Price for Diluting Issues.

                           (i)      Special Definitions. For purposes of this
Subsection 2(d), the following definitions shall apply:

                                    (A)      "Option" shall mean rights, options
                  or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                                    (B)      "Original Issue Date" shall mean,
                  in the case of the Series A Preferred, the date on which shares of Series A Preferred were first issued, in the case of the Series B Preferred, the date on which shares of Series B Preferred were first issued, in the case of the Series C Preferred, the date on which shares of Series C Preferred were first issued, in the case of the Series D Preferred, the date on which shares of Series D Preferred were first issued, and in the case of the Series Roche Preferred, the date on which shares of Series Roche Preferred were first issued.

                                    (C)      "Convertible Securities" shall mean
                  any evidences of indebtedness, shares (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                                    (D)      "Additional Shares of Common Stock"
                  shall mean all shares of Common Stock issued (or, pursuant to Subsection 2(d)(iv) of this Section 2(d), deemed to be issued) by the Corporation after the Original Issue Date, other than the following (collectively, "Excluded Shares"):

                                             (I) shares of Common Stock issued
                                    or issuable

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                                    upon conversion of shares of Preferred
                                    Stock;

                                             (II) shares of Common Stock issued
                                    or issuable as a dividend on the shares of Preferred Stock;

                                             (III) by reason of a dividend,
                                    stock split or other distribution on shares of Common Stock;

                                             (IV) options to purchase up to
                                    9,500,000 (or such greater number approved by the Board of Directors, including a majority of the Preferred Stock Directors (as hereinafter defined) shares of Common Stock issued or issuable to officers, employees or directors of, or consultants to, the Corporation pursuant to the Corporation's 1998 Employee, Director and Consultant Stock Option Plan ("Plan");

                                             (V) options to purchase shares of
                                    Common Stock issued or issuable pursuant to any other plan approved by the Board of Directors, including a majority of the Preferred Stock Directors;

                                             (VI) options to purchase shares of
                                    Common Stock issued or issuable to Dr. Eric
                                    Kandel pursuant to that certain consulting agreement between Dr. Eric Kandel and the Corporation;

                                             (VII) shares of Common Stock issued
                                    or issuable upon the exercise of the Options referred to in the foregoing clauses (IV),
                                    (V) and (VI);

                                             (VIII) shares of Common Stock or
                                    Convertible Securities issued or issuable
                                    (a) to institutional lenders in connection with the establishment or maintenance by the Corporation of credit facilities, approved in each case by a majority of the Board of Directors of the Corporation including a majority of the Preferred Stock Directors,
                                    (b) to one or more strategic partners (up to an aggregate of fifteen (15%) percent of the Corporation's fully-diluted common equity) in connection with one or more strategic alliances and (c) in connection with the conversion or exercise of any options, warrants or other rights to purchase Common Stock issued in accordance with the foregoing clauses (a) and (b);

                                             (IX) warrants issued or issuable to
                                    Hoffmann-La Roche Inc. for the purchase of up to 347,222 shares of Common Stock (and the shares of Common Stock issuable upon exercise thereof); and

                                             (X) shares of Common Stock or
                                    Convertible

                                       7
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                                    Securities issued or issuable in connection
                                    with an acquisition by the Corporation of another entity.

                                    (E)      "Pro Rata Share" with respect to
                  each holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series Roche Preferred shall mean that portion of the total dollar amount of a Future Issuance equal to the product of (i) the amount of the Future Issuance multiplied by (ii) a fraction, the numerator of which is the number of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series Roche Preferred then held by such holder, and the denominator of which is the total number of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series Roche Preferred then outstanding.

                                    (F)      "Future Issuance" with respect to
                  the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series Roche Preferred shall mean an issuance of Additional Shares of Common Stock or Convertible Securities.

                                    (G)      "Participating Investor" shall mean
                  any holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series Roche Preferred that purchases any securities comprising a Future Issuance pursuant to Subsection 2(d)(ii) of this Section 2(d).

                           (ii) Keep-even Rights. In the event that the Corporation proposes to undertake a Future Issuance, each holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series Roche Preferred shall have the right to purchase such portion of such Future Issuance as set forth in that certain Fourth Amended and Restated Investors' Rights Agreement, to be executed upon the initial issuance of shares of Series Roche Preferred, by and among the Corporation and the stockholders of the Corporation who are parties to that Agreement.

                           (iii) No Adjustment of Applicable Conversion Price. No adjustment in the number of shares of Common Stock into which a share of any Series of Preferred Stock is convertible shall be made by adjustment in the Applicable Conversion Price in respect of the issuance of Additional Shares of Common Stock or otherwise unless (i) the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock and, (ii) prior to such issuance, the Corporation fails to receive written notice from the holders of at least two-thirds (2/3) in voting power of the then outstanding shares of such Series of Preferred Stock voting as a single class agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

                           (iv)     Issue of Securities Deemed Issue of
                  Additional Shares of Common Stock.

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

                                    (A)      Options and Convertible Securities.
                  In the event the Corporation at any time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 2(d)(vi) of this Section 2(d)) of such Additional Shares of Common Stock would be less than the Applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                             (I) No further adjustment in the
                           Applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                             (II) If such Options or Convertible
                           Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                             (III) Upon the expiration of any
                           such options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                             (a) In the case of Convertible
                                    Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration, actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                                             (b) In the case of Options for
                                    Convertible Securities only the Convertible
                                    Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Subsection 2(d)(vi)) of this Section 2(d) upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

                                             (IV) No readjustment pursuant to
                           clause (II) or (III) above shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (a) the Applicable Conversion Price on the original adjustment date, or
                           (b) the Applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                                             (V) In the case of any Options
                           which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (III) above; and

                                             (VI) If such record date shall have
                           been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the

                                      Applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Applicable Conversion Price shall be adjusted pursuant to this Section 2(d)(iv) as of the actual date of their issuance.

                                    (B)      Stock Dividends, Stock
                           Distributions and Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision, of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event Additional Shares of Common Stock shall be deemed to have been issued:

                                             (I) In the case of any such
                                dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

                                             (II) In the case of any such
                                subdivision, at the close of business on the date immediately prior to the date upon which corporate action becomes effective.

                  If such record date shall have been fixed and no part of such dividend shall have been paid on the date fixed therefor, the adjustment previously made for the Applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Applicable Conversion Price shall be adjusted pursuant to this Section 2(d)(iv) as to the time of actual payment of such dividend.

                  (v) Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock.

                                    (A)      In the event the Corporation shall
         issue Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Subsections 2(d)(ii) or 2(d)(iv) of this Section 2(d) but excluding Additional Shares of Common Stock deemed to be issued pursuant to Subsection 2(d)(iv)(B) of this Section 2(d), which event is dealt with in Subsection 2(d)(vii) of this Section 2(d) hereof), without consideration or for a consideration per share less than the Applicable Conversion Price in effect for a series of Preferred Stock on the date of and immediately prior to such issue, then and in such event, such Applicable Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue:

                                             (I) with respect to the Series A
                  Preferred, Series B Preferred, Series C Preferred and Series Roche Preferred, by multiplying such Applicable Conversion Price for such class of Preferred Stock by a fraction, the numerator of which shall be (I) the number of shares of

                  Common Stock outstanding immediately prior to such issue plus
                  (II) the number of shares of Common Stock which the aggregate consideration received or deemed to have been received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase if issued at the Applicable Conversion Price for such class of Preferred Stock in effect immediately prior to the issuance, and the denominator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to such issue plus
                  (II) the number of Additional Shares of Common Stock actually issued or deemed to be issued. For the purposes of Subsection 2(d)(v)(A)(I) of this Subsection 2(d)(v), (y) all shares of Common Stock issuable upon conversion of shares of Preferred Stock, and upon exercise of Options or conversion or exchange of Convertible Securities which are part of the Excluded Shares, outstanding immediately prior to any issue of Additional Shares of Common Stock, or any event with respect to which Additional Shares of Common Stock shall be deemed to be issued, shall be deemed to be outstanding and (z) immediately after any Additional Shares of Common Stock are deemed issued pursuant to Subsection 2(d)(iv) of this Section 2(d), such Additional Shares of Common Stock shall be deemed to be outstanding.

                                             (II) with respect to the Series D
                  Preferred, to a price (calculated to the nearest cent) determined by dividing the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued (or deemed to be issued) by the total number of Additional Shares of Common Stock so issued (or deemed to be issued).

                                             (B) Notwithstanding anything to the
         contrary contained herein, the Applicable Conversion Price in effect at the time Additional Shares of Common Stock are issued or deemed to be issued shall not be reduced pursuant to Subsection 2(d)(v)(A) of this Subsection 2(d)(v) at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

         (vi) Determination of Consideration. For purposes of this Subsection 2(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                           (A) Cash and Property. Such consideration shall:

                                    (I) Insofar as it consists of cash, be
                           computed, at the aggregate amounts of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends and less any discounts, commissions or other expenses incurred by the Corporation for any underwriting or otherwise in connection with the issuance or sale of such Additional Shares of Common Stock;

                                    (II) Insofar as it consists of property
                           other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; provided, however, that (x) insofar as it consists of securities, be deemed to be the current market price, which shall be deemed to be the average of the daily closing prices for the 30 consecutive business days ending on the fifth (5th) business day before the day of issuance in question (as adjusted for any stock dividend, split-up, combination or reclassification that took effect during such 30-business-day period) as follows, (y) if the stock received, is listed or admitted for trading on a national securities exchange, or the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), then the closing price for each day shall be the last reported sales price regular way or, in case no such reported sales took place, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange or NASDAQ and (z) if the stock received is not traded in such manner that the quotations referred to in this Section are available for the period required hereunder, then the current market price shall be the fair market value of such share, as determined in good faith by a majority of the Board of Directors; and

                                    (III) In the event that Additional Shares of
                           Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

                           (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 2(d)(iv)(A) of this Section 2(d)(iv), relating to Options and Convertible Securities, shall be determined by dividing (I) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (vii) Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

                           (A) Stock Dividends, Distributions or Subdivisions.
                  In the event the Corporation shall issue Additional Shares of Common Stock pursuant to Subsection 2(d)(iv)(B) of this
                  Section 2(d) in a stock dividend, stock distribution or subdivision, the Applicable Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

                           (B) Combinations or Consolidations. In the event the
                  outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Applicable Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                  (viii) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares provided for elsewhere in this Section 2) or a consolidation or merger of the Corporation, or a sale of all or substantially all of the assets of the Corporation (other than a merger, consolidation or sale of all or substantially all of the assets of the Corporation in a transaction in which the shareholders of the Corporation immediately prior to the transaction possess more than 50% of the voting securities of the surviving entity (or parent, if any) immediately after the transaction) (a "Reorganization"), then, as a part of and as a condition to such Reorganization, provision shall be made so that the holders of shares of the Preferred Stock shall thereafter be entitled to receive upon conversion of the shares of the Preferred Stock the same kind and amount of stock or other securities or property (including cash) of the Corporation, or of the successor corporation resulting from such Reorganization valued in accordance with Subsection 2(d)(vi) of this
         Section 2(d), to which such holder would have been entitled as a Common Stock shareholder if such holder had converted its shares of the Preferred Stock immediately prior to the effective time of such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2 to the end that the provisions of this Section 2 (including adjustment of the Applicable Conversion Price then in effect and the number of shares of Common Stock or other securities issuable upon conversion of the shares of the Preferred Stock) shall be applicable after such Reorganization in as nearly equivalent manner as may be reasonably practicable.

         In the case of a transaction to which both this Subsection 2(d)(viii) and Subsection l(b) of this Section B apply, the holders of at least a majority in voting power of the outstanding shares of the Preferred Stock voting together as a single class upon the occurrence of a Reorganization shall have the option to elect treatment either under this Subsection 2(d)(viii) or under said Subsection l(b), notice of which election shall be given in writing to the Corporation not less than five (5) business days prior to the effective date of such Reorganization. Notwithstanding the preceding sentence, the holders of Preferred Stock shall be entitled to ten (10) days advance written notice of the intended Reorganization, including a description of the terms of the Reorganization and the consideration which would be available to the holders of the Preferred Stock under this

Subsection 2(d)(viii). If no such election is timely made, the provisions of said Subsection l(b) and not of this Subsection 2(d)(viii) shall apply.

                  The provisions of this Subsection 2(d)(viii) shall not apply to any reorganization, merger or consolidation (1) involving an acquisition by merger, reorganization or consolidation, in which the Corporation is substantively the surviving corporation and operates as a going concern, of another corporation which is incorporated in the United States of America and which is engaged in a business similar to or related to the business of the Corporation and which does not involve a change in the terms of the Preferred Stock or of the Common Stock, (2) involving only a change in the state of incorporation of the Corporation, or (3) involving a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation which is incorporated in the United States of America.

                           (e) No Impairment. The Corporation shall not, by
amendment of its Second Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

                           (f) Certificate as to Adjustments. Upon the
occurrence of each adjustment or readjustment of the Applicable Conversion Price or Applicable Base Liquidation Price pursuant to this Section 2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any affected holder of Preferred Stock furnish to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Applicable Conversion Price or Applicable Base Liquidation Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon conversion of each share of Preferred Stock.

                           (g) Notices of Record Date. In the event of any
taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

                           (h) Common Stock Reserved. The Corporation shall
reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock.

                           (i) Certain Taxes. The Corporation shall pay any
issue or transfer taxes payable in connection with the conversion of any shares of Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of such Preferred Stock.

                           (j) Closing of Books. The corporation shall at no
time close its transfer books against the transfer of any Preferred Stock, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion or transfer of such Preferred Stock.

                           (k) Protection of Preferred Stock Conversion Rights.
If a state of facts shall occur that, without being specifically controlled by the provisions of this Section 2, would not fairly protect the conversion rights of the holders of the Preferred Stock in accordance with the essential intent and principles of the provisions of this Section 2, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

                  3. Voting Rights.

                           (a)      Except as otherwise required by law or this
Second Amended and Restated Certificate of Incorporation, the holders of Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote, on the following basis:

                                    (i) Holders of Common Stock shall have one
         vote per share of Common Stock held by them; and

                                    (ii) Each holder of shares of Series A
         Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series Roche Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such holder's shares of Preferred Stock could be converted on the date for determination of stockholders entitled to vote at the meeting, rounded to the nearest one-tenth of a share.

                  Matters that are required by this Second Amended and Restated Certificate of Incorporation to be approved by a vote of holders of any series or class of capital stock may be approved at a meeting or by written consent in accordance with the General Corporation Law of the State of Delaware.

                           (b) Election of Directors.

                                    (i) In addition to voting as a single class
         with the holders of the Common Stock for the election of directors,

                                             (A) so long as there shall be
         outstanding at least 1,000,000 shares in the aggregate of Series A Preferred, Series B Preferred and Series C Preferred (adjusted in the case of each such series of Preferred Stock for any stock splits, dividend or similar events affecting such series of Preferred Stock after the date of this Second Amended and Restated Certificate of Incorporation), the holders of a majority of the aggregate shares of such Series A Preferred, Series B

         Preferred and Series C Preferred voting together as a single class shall at all times be entitled to elect four members of the Board of Directors (the "Series A-B-C Directors"), and the holders of a majority of the aggregate shares of such Series A Preferred, Series B Preferred and Series C Preferred voting together as a single class shall at all times be entitled, with or without cause, to remove, replace or otherwise provide for the substitution of any Series A-B-C Director,

                                             (B) so long as there shall be
         outstanding at least 1,000,000 shares of Series D Preferred (adjusted for any stock splits, dividend or similar events affecting such series of Preferred Stock after the date of this Second Amended and Restated Certificate of Incorporation), the holders a majority of the shares of Series D Preferred voting separately as a single class shall at all times be entitled to elect one member of the Board of Directors (the "Series D Director"; such Series D Director together with the Series A-B-C Directors being the "Preferred Stock Directors"), and the holders of a majority of the shares of the Series D Preferred voting as a single class shall at all times be entitled, with or without cause, to remove, replace or otherwise provide for the substitution of the Series D Director, and

                                             (C) so long as there shall be
         outstanding at least 1,000,000 shares of Series D Preferred (adjusted for any stock splits, dividend or similar events affecting such series of Preferred Stock after the date of this Second Amended and Restated Certificate of Incorporation), at least one of the four members of the Board of Directors who are not Preferred Stock Directors shall be a person (I) who is not an officer or employee of the Corporation and
         (II) whose nomination for election as a member of the Board of Directors shall be approved by the Series D Director.

                                    (ii) The Board of Directors of the
         Corporation shall have no more than nine (9) members at any time, or such lesser or greater number as the Board of Directors, including a majority of the Preferred Stock Directors, shall approve; provided that any reduction in the number of Series A-B-C Directors which the holders of the Series A Preferred, Series B Preferred and the Series C Preferred voting together as a single class pursuant to Subsection
         (i)(A) of this Subsection (b) are entitled to elect shall not be effected without the approval of a majority of the aggregate shares of the Series A Preferred, Series B Preferred and Series C Preferred voting together as a single class, and no elimination of the Series D Director which the holders of the Series D Preferred are entitled to elect voting separately as a single class pursuant to Subsection (i)(B) of this Subsection (b) shall be effected without the approval of the holders of a majority of the shares of the Series D Preferred.

                                    (iii) At any meeting of the Board of
         Directors, a majority of the Directors, including three or more Preferred Stock Directors (which three or more Preferred Stock Directors shall include the Series D Director), shall be necessary to constitute a quorum.

                                    (iv) Except where a greater percentage of
         board approval is provided for in this Second Amended and Restated Certificate of Incorporation or required by law, any action requiring the approval of the Board of Directors may be taken upon the approval of a majority of the directors, including the affirmative vote of a majority of the Preferred Stock Directors (which majority shall include the Series D Director only where specified herein).

                           (c) With respect to matters which adversely affect
only the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series Roche Preferred, holders of such Series will vote as a separate class, and such matters will require the affirmative vote of holders of 66-2/3% of the shares of stock comprising such Series.

                  4. Dividend Rights.

                           (a) From and after the applicable Original Issue
Date, dividends shall accrue on each share of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series Roche Preferred, whether or not funds are legally available therefor and whether or not declared by the Board of Directors, at the rate per annum equal to 8% of the Applicable Base Liquidation Price (the "Preferred Dividends"). From time to time the Board of Directors of the Corporation may declare and pay dividends or distributions on shares of the Common Stock (other than a dividend payable solely in shares of Common Shares), but only if (1) all accrued Preferred Dividends shall have been paid in full prior to the date of any such declaration, payment or distribution and (2) holders of at least 66-2/3% of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series Roche Preferred voting as a single class shall have consented to such declaration, payment or distribution.

                           (b) If, with the consent of the holders of at least
66-2/3% of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series Roche Preferred voting as a single class, the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of the Common Stock (other than a dividend payable entirely in shares of the Common Stock of the Corporation), then the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series Roche Preferred payable at the same time as the dividend paid on the Common Stock, in an amount equal to the amount of dividends per share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series Roche Preferred as would have been payable on the largest number of whole shares of Common Stock which each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series Roche Preferred held by each holder thereof would have received if such Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series Roche Preferred had been converted to Common Stock pursuant to the provisions of
Section 2 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

                           (c) In the event the Board of Directors of the
Corporation shall declare a dividend payable upon any class or series of capital stock of the Corporation other than Common Stock, the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series Roche Preferred, payable at the same time as such dividend on such other class or series of capital stock in an amount equal to (i) in the case of any series or class convertible into Common Stock, that dividend per share of Series A Preferred, Series

B Preferred, Series C Preferred, Series D Preferred and Series Roche Preferred as would equal the dividend payable on such other class or series determined as if all such shares of such class or series had been converted to Common Stock and all shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series Roche Preferred had been converted to Common Stock on the record date for the determination of holders entitled to receive such dividend or (ii) if such class or series of capital stock is not convertible into Common Stock, at a rate per share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series Roche Preferred determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by the Applicable Base Liquidation Price then in effect.

                           (d) Notwithstanding the foregoing provisions of this
Section 4: (i) upon any conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series Roche Preferred pursuant to Section 2 above (including, without limitation, any conversion pursuant to Section 2(c) or Section 2(d)(ii) above), all accrued and unpaid dividends on such shares of Preferred Stock to and until the date of such conversion shall be forfeited and shall not be due and payable; and (ii) the payment of all or any portion of accrued and unpaid dividends on the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series Roche Preferred may be waived by the affirmative vote of holders of not less than a majority in interest of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series Roche Preferred voting as a single class, provided that the holders of each such Series are treated on a pro rata basis, and otherwise such waiver must be approved by the affirmative vote of not less than a majority of each Series of Preferred Stock voting as a separate class.

                  5. Covenants.

                  The Corporation shall not, without first having obtained the affirmative vote or written consent of the holders of not less than 66-2/3% in voting power of the outstanding shares of Preferred Stock:

                  (i) Amend, alter or repeal any provision of, or add any provision to, the Corporation's Second Amended and Restated Certificate of Incorporation or By-Laws;

                  (ii) Alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock;

                  (iii) Increase the authorized number of shares of any class or series of capital stock of the Corporation;

                  (iv) Reclassify any shares of any class or series of the capital stock of the Corporation into shares having any preference or priority superior to or on a parity with any such preference or priority of the Preferred Stock;

                  (v) Create, authorize or issue any other class or series of capital stock or any security convertible into or evidencing the right to purchase shares of any class or series of capital stock of the Corporation having any preference or priority superior to or on a parity with any such preference or priority of the Preferred Stock;

                  (vi) Effect (A) any liquidation, dissolution or winding up of the Corporation or any of its subsidiaries, (B) any sale, lease, assignment, transfer or other conveyance (other than the grant of a mortgage or security interest in connection with indebtedness for borrowed money) of all or substantially all the assets (including technology) of the Corporation or any of its subsidiaries in one transaction or in a series of transactions, or (C) any consolidation, merger or corporate reorganization of the Corporation with or into any other entity;

                  (vii) Purchase or otherwise acquire all or substantially all of the assets or capital stock (or other ownership interest) of any other person or entity;

                  (viii) Enact or adopt a stock option plan, or amend or modify the Plan in any manner, including any grant of stock options with an exercise price less than the fair market value of such Shares on the date of the grant, or grant of any shares in excess of the 9,500,000 shares reserved under the Plan (unless such action has been approved by the Board of Directors, including a majority of the Preferred Stock Directors). Shares granted under that certain Consulting Agreement between the Corporation and Dr. Eric R. Kandel, dated as of April 1, 1998 may exceed the 9,500,000 share limit set forth above but shall be required to have an exercise price approved by the Board of Directors, including a majority of the Preferred Stock Directors; or

                  (ix) Issue any capital stock or any option, warrant or right to acquire capital stock (other than the issuance of options to acquire Common Stock under a stock option plan approved by the Board of Directors, including a majority of the Preferred Stock Directors), organize any subsidiary, declare or pay any dividends or make any distributions in respect of its capital stock, or repurchase any stock of the Corporation, unless such action has bean approved by the Board of Directors, including a majority of the Preferred Stock Directors.

                  6. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the corporation shall be authorized to issue.

                  7. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for in the terms of the Preferred Stock shall be vested in the Common Stock.

                  The holders of the Preferred Stock shall vote as a class separate from the Common Stock with respect to any matter or proposed action as to which applicable law or this Second Amended and Restated Certificate of Incorporation require the vote, consent, or approval of the holders of the Preferred Stock.

                  8. Redemption.

                           (a) At the request of the holder or holders of at
least a majority of the
shares of Preferred Stock then outstanding (individually, a "Requesting Holder" and, collectively, the "Requesting Holders") received by the Corporation no later than sixty (60) days prior to the fifth anniversary of the Series C Preferred Original Issue Date, such request to be made in writing and delivered to the Corporation in accordance with the provisions of Section 8(c) hereof (the "Redemption Notice"), the Corporation shall redeem on each of the fifth, sixth, seventh and eighth anniversaries of the Series C Preferred Original Issue Date (each a "Redemption Date"), unless otherwise prevented by law, twenty-five percent (25%) of the then outstanding shares of Preferred Stock, at a redemption price per share equal to the original purchase price per share of the applicable series of Preferred Stock, plus an amount equal to any accrued or declared but unpaid dividends thereon. The total sum payable per share of Preferred Stock on any Redemption Date is hereinafter referred to as the "Redemption Price," and the payment to be made on the Redemption Date is hereinafter referred to as the "Redemption Payment."

                           (b) On and after each Redemption Date, all rights of
any holder of Preferred Stock with respect to those shares of Preferred Stock being redeemed by the Corporation pursuant to Section 8(a), except the right to receive the Redemption Price per share of Preferred Stock as hereinafter provided, shall cease and terminate, and such shares of Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation, provided, however, that, notwithstanding anything to the contrary set forth herein, (A) if the Corporation defaults in the payment of the Redemption Payment, the rights of the holders of Preferred Stock with respect to such shares of Preferred Stock shall continue until the Corporation cures such default, and (B) without limiting any other rights of the holders of Preferred Stock, upon the occurrence of a subsequent liquidation or Reorganization, with respect to the shares of Preferred Stock in respect of which no Redemption Payment has been received by the holders of such shares of Preferred Stock, such holders of such shares of Preferred Stock shall be accorded the liquidation rights set forth in Section 1 hereof in respect of such remaining shares, as if no prior redemption request had been made.

                           (c) Any Redemption Notice shall be sent pursuant to
this Section 8 by first-class, certified mail, return receipt requested, postage prepaid, to the Corporation at its principal place of business or to any transfer agent of the Corporation. Within five (5) business days of receipt of a Redemption Notice, the Corporation shall notify in writing all other Preferred Stock holders of the request by a Requesting Holder for the redemption of Preferred Stock (the "Corporation Notice") and the date of the first Redemption Date. On each Redemption Date, the Corporation shall pay each holder of Preferred Stock the applicable Redemption Price pursuant to the terms of Section 8(a), provided that the Corporation or its transfer agent has received the certificate(s) representing the shares of Preferred Stock to be redeemed. If, on any Redemption Date, less than all the shares of Preferred Stock to be redeemed on such Redemption Date may be legally redeemed by the Corporation, the number of shares of Preferred Stock legally permitted to be redeemed shall be allocated pro rata among the holders of Preferred Stock, and any shares of Preferred Stock intended to but not redeemed on such Redemption Date shall be redeemed, at the holder's election, on any date following such Redemption Date on which the Corporation may lawfully redeem such shares. The Corporation shall redeem (unless otherwise prevented by law) the shares of Preferred Stock being redeemed on the applicable Redemption Date and the Corporation shall promptly advise each holder of Preferred Stock

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of such Redemption Date or of the relevant facts applicable thereto preventing such redemption. Upon redemption of only a portion of the number of shares covered by a Preferred Stock certificate, the Corporation shall issue and deliver to or upon the written order of the holder of such Preferred Stock certificate, at the expense of the Corporation, a new certificate covering the number of shares of the Preferred Stock representing the unredeemed portion of the Preferred Stock certificate, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.

                           (d) Shares of the Preferred Stock are not subject to
or entitled to the benefit of any sinking fund.

                  SIXTH: The Corporation is to have perpetual existence.

                  SEVENTH: For the management of the business and the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, by the State of Delaware, it is further provided that:

                  A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Second Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation as in effect from time to time, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Subject to the provisions of Section 3(b) above, the number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed, to have the same meaning, to wit, the total number of directors which, the Corporation would have if there were no vacancies. No election, of directors need be by written ballot except as and to the extent provided in the By-Laws.

                  B. After the original or other By-Laws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, any adoption, amendment, or repeal of any provision of the By-Laws of the Corporation must be approved in accordance with Subsection 5(i) of Section B of Article Fifth hereof.

                  C. The books of the Corporation (subject to any provision contained in the statutes of the State of Delaware) may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

                  EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section as amended or supplemented (or any successor), and the indemnification provided for herein shall not be

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deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  NINTH: No director shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 or successor provisions of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission if such elimination or limitation is prohibited by the General Corporation Law of the State of Delaware. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                  TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of Stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                  ELEVENTH: From time to time any of the provisions of this Second Amended and Restated Certificate of Incorporation may he amended, altered, changed or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, provided that any such amendment, alteration, change, repeal, addition or insertion is

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approved in accordance with Subsection 5(i) of Section B of Article Fifth hereof, and all rights at any time conferred upon the stockholders of the Corporation by this Second Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article.

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